Exhibit 99.03

News Release Contact: Cathy Rebuffoni
952-591-3335
crebuffoni@moneygram.com

MoneyGram International, Inc. Announces New Director To Board

Minneapolis, Minn., Aug. 17, 2006 – MoneyGram International, Inc. (NYSE:MGI), a leading global payment services company, today announced the election of Monte E. Ford to its board of directors. Ford’s term will expire at MoneyGram’s annual stockholder meeting in May, 2008.

Ford is senior vice president of information technology and chief information officer for AMR Corporation, parent company of American Airlines. He lives in Texas and is on several community and civic boards in the Dallas/Ft. Worth area.

“Mr. Ford is a seasoned executive and an expert in information technology,” said Phil Milne, president and chief executive officer of MoneyGram, “and the combination of his expertise in business and IT is a great asset. Information technology is playing an increasingly critical role at MoneyGram, and Mr. Ford’s background will prove invaluable to the board and the company.”

Prior to joining AMR, Ford held senior information technology positions with Associates First Capital Corporation and Bank of Boston. He also spent almost eight years with Digital Equipment Corporation. He received his B.S. in business administration from Northeastern University in Boston and is a native of Washington, D.C.

About MoneyGram International, Inc.
MoneyGram International, Inc. is a leading global payment services company and S&P MidCap 400 company. The company’s major products and services include global money transfers, money orders and payment processing solutions for financial institutions and retail customers. MoneyGram is a New York Stock Exchange listed company, with over $970 million in revenue in 2005 and approximately 96,000 global money transfer agent locations in 170 countries and territories. For more information, visit the company’s website at www.moneygram.com.

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